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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
THIRD QUARTER 2005
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of third quarter 2005 earnings, dated October 20, 2005.

        Statements in this Supplemental Financial Information release that refer to expectations as to future developments are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2004 Form 10-K filed with the SEC on March 16, 2005.

        Certain reclassifications have been made to the balances as of and for the quarters ended June 30, 2005 and September 30, 2004, to be consistent with classifications adopted for 2005.

RESULTS OF OPERATIONS

        The following table presents the statements of income for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

  Statements of Income

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
FFELP Stafford and Other Student Loans	$270	$239	$189	$700	$550
Consolidation Loans	677	554	333	1,739	933
Private Education Loans	174	127	83	430	236
Other loans	22	20	18	62	55
Cash and investments	70	54	62	187	158

Total interest income	1,213	994	685	3,118	1,932
Interest expense	829	664	372	2,057	965

Net interest income	384	330	313	1,061	967
Less: provisions for losses	12	79	11	138	79

Net interest income after provisions for losses	372	251	302	923	888

Other income:
Gains on student loan securitizations	—	262	64	312	375
Servicing and securitization revenue	(16)	150	159	277	419
Losses on investments, net	(43)	(12)	(33)	(57)	(37)
Gains (losses) on derivative and hedging activities, net	316	(106)	73	176	342
Guarantor servicing fees	36	26	33	94	92
Debt management fees	93	82	74	261	224
Collections revenue	42	42	5	119	5
Other	74	68	91	206	223

Total other income	502	512	466	1,388	1,643
Operating expenses:
Loss on GSE debt extinguishment and defeasance	—	—	103	—	103
Other operating expenses	292	288	211	842	626

Total operating expenses	292	288	314	842	729

Income before income taxes and minority interest in net earnings of subsidiaries	582	475	454	1,469	1,802
Income taxes(1)	150	176	97	513	539

Income before minority interest in net earnings of subsidiaries	432	299	357	956	1,263
Minority interest in net earnings of subsidiaries	1	2	—	5	—

Net income	431	297	357	951	1,263
Preferred stock dividends	7	4	3	14	9

Net income attributable to common stock	$424	$293	$354	$937	$1,254

Diluted earnings per common share(2)	$.95	$.66	$.76	$2.10	$2.65

(1)	Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.
(2) Impact on GAAP diluted earnings per common share due to the implementation of EITF No. 04-8	$(.04)	$(.02)	$(.04)	$(.08)	$(.15)

        The following table provides the historical effect of our contingently convertible debt instruments ("Co-Cos") on our common stock equivalents ("CSEs") and after-tax interest expense in connection with the implementation of EITF No. 04-8 for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004:

	Quarters ended			Nine months ended
(in thousands)	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
CSE impact of Co-Cos (shares)	30,312	30,312	30,312	30,312	30,312
Co-Cos after-tax interest expense	$11,971	$10,297	$5,622	$30,887	$14,280

DISCUSSION OF RESULTS OF OPERATIONS

Consolidated Earnings Summary

Three Months Ended September 30, 2005 Compared to Three Months Ended June 30, 2005

        For the three months ended September 30, 2005, our net income of $431 million ($.95 diluted earnings per share) was a 45 percent increase over net income of $297 million for the three months ended June 30, 2005. On a pre-tax basis, third quarter of 2005 income of $582 million was a 22 percent increase over $475 million earned in the second quarter of 2005. The larger percentage increase in quarter-over-quarter, after-tax net income versus pre-tax net income is due to a reduction in the effective tax rate from 37 percent in the second quarter of 2005 to 26 percent in the third quarter of 2005. Fluctuations in the effective tax rate are driven by the permanent impact of the exclusion of the unrealized gains and losses on equity forward contracts for tax purposes. Under the Financial Accounting Standards Board's ("FASB's") Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," we are required to mark the equity forward contracts to market each quarter and recognize the change in their value in income. Conversely, these unrealized gains and losses are not recognized on a tax basis. In the third quarter of 2005, we recognized an unrealized gain on our outstanding equity forward contracts of $163 million versus an unrealized gain of $10 million in the second quarter of 2005.

        When comparing the pre-tax results of the third quarter to the second quarter, there were several offsetting factors, the largest of which was a $422 million increase in the net gain on derivative and hedging activities. The net gains and losses on derivative and hedging activities primarily relate to the unrealized mark-to-market gains and losses on our derivatives that do not receive accounting hedge treatment. The third quarter derivative gains of $316 million were primarily due to the effect of higher forward interest rates on our outstanding Floor Income Contracts that are liabilities, whereas lower forward interest rates in the second quarter resulted in a net loss on derivatives of $106 million. The $31 million increase in losses on investments versus the prior quarter is primarily due to the $39 million leveraged lease impairment reserve recorded in the third quarter, which primarily reflects the impairment of an aircraft leased to Northwest Airlines, who declared bankruptcy in September 2005.

        During the third quarter, we did not complete an off-balance sheet securitization transaction and as a result there were no securitization gains in the third quarter versus gains of $262 million in the second quarter. The second quarter securitizations gains were driven by three off-balance sheet securitizations, particularly a Private Education Loan securitization that had a pre-tax gain of $231 million or 15 percent of the amount securitized. Also in the third quarter, we recorded impairment losses to our Retained Interests in securitizations of $171 million versus $15 million in the second quarter. The third quarter Retained Interest impairment losses were primarily the result of FFELP Stafford loans prepaying faster than projected due to the record amount of Consolidation Loan applications that were processed through our securitizations in the third quarter of 2005.

        The third quarter also benefited from a change in the method under which we estimate student loans that will ultimately be recovered, which resulted in a $49 million reduction in our provisions for loan losses. In the second quarter we enhanced our methodology for estimating the allowance for loan losses and revised our estimates surrounding our non-accrual policy for interest income, which is discussed in detail at "Lending Business Segment—Allowance for Private Education Loan Losses—Second Quarter of 2005 Change in Accounting Estimate." This change resulted in an increase to the provisions for loan losses of $40 million and a reduction to net interest income by $14 million in the second quarter of 2005. Also, higher average balances of student loans on-balance sheet drove an increase in net interest income before the provision for loan losses of $54 million in the third quarter versus the second quarter.

        During the third quarter we acquired $8.4 billion in student loans, including $2.3 billion in Private Education Loans. In the second quarter of 2005, we acquired $7.8 billion in student loans, of which $1.3 billion were Private Education Loans. In the third quarter of 2005, we originated $7.2 billion of student loans through our Preferred Channel compared to $2.8 billion originated in the second quarter of 2005.

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004

        For the three months ended September 30, 2005, net income of $431 million ($.95 diluted earnings per share) was a 21 percent increase over net income of $357 million for the three months ended September 30, 2004. On a pre-tax basis, third quarter of 2005 income of $582 million was a 28 percent increase over $454 million earned in the third quarter of 2004. The larger percentage increase in year-over-year, after-tax net income versus pre-tax net income is driven by the increase in the effective tax rate from 21 percent in the third quarter of 2004 to 26 percent in the third quarter of 2005. Fluctuations in the effective tax rate are driven by the permanent impact of the exclusion of the unrealized gains and losses on equity forward contracts for tax purposes. The year-over-year fluctuation in the effective tax rate was driven by an unrealized gain of $163 million on our outstanding equity forward contracts in the third quarter of 2005 versus an unrealized gain of $198 million in the third quarter of 2004.

        The increase in pre-tax income in the third quarter of 2005 versus the third quarter of 2004 can primarily be attributed to a $243 million increase in the gain on derivative and hedging activities, which primarily relates to the unrealized mark-to-market gains and losses on our derivatives that do not receive hedge accounting treatment. The increase in the 2005 gain was mainly due to the effect of higher forward interest rates on our outstanding Floor Income Contracts that are liabilities.

        There were no securitization gains in the third quarter of 2005 versus $64 million in the third quarter of 2004. As discussed above, we incurred impairment losses in the third quarter of 2005 to our Retained Interests in securitizations of $171 million versus $12 million in the year-ago quarter. The third quarter Retained Interest impairments were primarily the result of FFELP Stafford loans prepaying faster than projected due to the record amount of Consolidation Loan applications that were processed through our securitizations in the third quarter of 2005.

        The third quarter also benefited from a change in the method under which we estimate of the amount of charged-off student loans that will ultimately be recovered. This resulted in a $49 million reduction in our provisions for loan losses, and the higher average balance of student loans on-balance sheet that increased net interest income by $71 million.

        Net income for the three months ended September 30, 2004 was negatively impacted by a $103 million pre-tax loss related to the repurchase and defeasance of $3.0 billion of GSE debt in connection with the GSE Wind-Down in fiscal year 2004, of which $1.7 billion was repurchased in the third quarter of 2004.

        The year-over-year increase in fee income and collections revenue of $59 million is primarily due to collections revenue from Arrow Financial Services ("AFS"), acquired in September 2004. Positive impacts to pre-tax income were offset by the year-over-year increase in operating expenses of $81 million, primarily attributable to the expenses associated with three subsidiaries acquired in September 2004 and the fourth quarter of 2004: AFS, Southwest Student Services Corporation ("Southwest") and Student Loan Finance Association ("SLFA").

        During the third quarter of 2005 we acquired $8.4 billion in student loans, including $2.3 billion in Private Education Loans. In the third quarter of 2004, we acquired $6.1 billion in student loans, of which $1.2 billion were Private Education Loans. In the third quarter of 2005, we originated $7.2 billion of student loans through our Preferred Channel, an increase of 23 percent over the $5.9 billion originated in the third quarter of 2004.

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

        For the nine months ended September 30, 2005, our net income was $951 million ($2.10 diluted earnings per share) versus net income of $1.3 billion ($2.65 diluted earnings per share) in 2004. On a pre-tax basis, income for the nine months ended September 30, 2005 decreased by 18 percent to $1.5 billion versus $1.8 billion in the first nine months of 2004. The decrease in net income from 2004 to 2005 is primarily due to the increase in the effective tax rate from 30 percent in the first nine months of 2004 to 35 percent in the first nine months of 2005, caused by unrealized gains and losses on equity forward contracts as described above. In the first nine months of 2005, we recognized unrealized gains on our outstanding equity forward contracts of $65 million versus unrealized gains of $335 million in the first nine months of 2004.

        The decrease in pre-tax income is primarily due to a decrease in the gain on derivative and hedging activities, which primarily relates to derivatives that do not receive hedge accounting treatment of $166 million. In the first nine months of 2004, we recorded a gain on derivative and hedging activities of $342 million versus a gain on derivative and hedging activities of $176 million for the same period in 2005. Also, results for the first nine months of 2005 were negatively affected by impairment losses to our Retained Interests in securitizations of $195 million versus $61 for the first nine months of 2004. This was primarily due to the third quarter of 2005 impairment of $171 million discussed above.

        The year-over-year increase in fee income and collections revenue of $153 million is primarily due to collections revenue from AFS, acquired in the third quarter of 2004. Positive impacts to pre-tax income were offset by the year-over-year increase in operating expenses of $216 million, primarily attributable to the expenses associated with three subsidiaries acquired in the second half of 2004: AFS, Southwest and SLFA.

        Net income for the nine months ended September 30, 2004 was also negatively impacted by a $103 million pre-tax loss related to the repurchase and defeasance of $3.0 billion of GSE debt in connection with the GSE Wind-Down in fiscal year 2004, of which $1.7 billion was repurchased in the third quarter of 2004.

        Our Managed student loan portfolio grew by $22.3 billion, from $98.3 billion at September 30, 2004 to $120.6 billion at September 30, 2005. This growth was fueled by the acquisition of $23.7 billion of student loans in the first nine months of 2005, a 31 percent increase over the $18.1 billion acquired in the first nine months of 2004. In the first nine months of 2005, we originated $16.8 billion of student loans through our Preferred Channel, an increase of 20 percent over the $14.0 billion originated in the first nine months of 2004.

NET INTEREST INCOME

Taxable Equivalent Net Interest Income

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Interest income:
Student loans	$1,121	$920	$605	$2,869	$1,719
Other loans	22	20	18	62	55
Cash and investments	70	54	62	187	158
Taxable equivalent adjustment	1	1	1	3	5

Total taxable equivalent interest income	1,214	995	686	3,121	1,937
Interest expense	829	664	372	2,057	964

Taxable equivalent net interest income	$385	$331	$314	$1,064	$973

Average Balance Sheets

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

	Quarters ended
	September 30, 2005		June 30, 2005		September 30, 2004
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
FFELP Stafford and Other Student Loans	$21,574	4.97%	$20,673	4.63%	$18,079	4.15%
Consolidation Loans	48,774	5.51	43,531	5.11	32,042	4.13
Private Education Loans	7,193	9.57	6,376	7.98	4,401	7.53
Other loans	1,036	8.40	1,051	7.83	943	7.98
Cash and investments	6,621	4.26	5,206	4.24	12,238	2.02

Total interest earning assets	85,198	5.65%	76,837	5.20%	67,703	4.03%

Non-interest earning assets	6,898		6,627		6,409

Total assets	$92,096		$83,464		$74,112

Average Liabilities and Stockholders' Equity
Short-term borrowings	$4,765	3.95%	$5,308	3.63%	$5,813	2.40%
Long-term borrowings	80,125	3.87	71,673	3.45	62,428	2.15

Total interest bearing liabilities	84,890	3.87%	76,981	3.46%	68,241	2.17%

Non-interest bearing liabilities	3,596		3,309		3,080
Stockholders' equity	3,610		3,174		2,791

Total liabilities and stockholders' equity	$92,096		$83,464		$74,112

Net interest margin		1.80%		1.73%		1.84%

	Nine months ended
	September 30, 2005		September 30, 2004
	Balance	Rate	Balance	Rate
Average Assets
FFELP Stafford and Other Student Loans	$20,268	4.62%	$19,876	3.70%
Consolidation loans	45,081	5.16	29,557	4.21
Private Education Loans	6,615	8.69	4,640	6.81
Other loans	1,061	7.96	996	7.69
Cash and investments	6,523	3.86	11,333	1.89

Total interest earning assets	79,548	5.25%	66,402	3.90%

Non-interest earning assets	6,639		6,479

Total assets	$86,187		$72,881

Average Liabilities and Stockholders' Equity
Short-term borrowings	$4,515	3.72%	$12,935	1.85%
Long-term borrowings	75,044	3.44	53,992	1.94

Total interest bearing liabilities	79,559	3.46%	66,927	1.92%

Non-interest bearing liabilities	3,378		3,235
Stockholders' equity	3,250		2,719

Total liabilities and stockholders' equity	$86,187		$72,881

Net interest margin		1.79%		1.96%

        The increase in the net interest margin in the third quarter of 2005 versus the prior quarter and the decrease in the net interest margin versus the year-ago quarter is primarily due to fluctuations in the student loan spread as discussed under "Student Loans—Student Loan Spread Analysis." In addition to student loan spread related items, the net interest margin in the year-ago quarter was negatively impacted by the higher average balances of lower yielding short-term investments which were being built up during 2004 as additional liquidity in anticipation of the GSE Wind-Down.

Student Loans

        For both federally insured and Private Education Loans, we account for premiums paid, discounts received and certain origination costs incurred on the origination and acquisition of student loans in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." The unamortized portion of the premiums and discounts is included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as interest rate reductions and rebates expected to be earned through borrower benefit programs. Discounts on Private Education Loans are deferred and accreted to income over the lives of the student loans. In the table below, this accretion of discounts is netted with the amortization of the premiums.

Student Loan Spread Analysis

        The following table analyzes the reported earnings from student loans both on-balance sheet and those off-balance sheet in securitization trusts. For student loans off-balance sheet, we will continue to earn securitization and servicing fee revenues over the life of the securitized loan portfolios. The off-balance sheet information is discussed in more detail in "Securitization Program—Servicing and Securitization Revenue" where we analyze the on-going servicing revenue and Residual Interest earned on the securitized portfolios of student loans. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see "Lending Business Segment—Student Loan Spread Analysis—Managed Basis."

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
On-Balance Sheet
Student loan yield, before Floor Income	6.39%	5.79%	4.58%	5.94%	4.34%
Floor Income	.20	.32	.67	.30	.80
Consolidation Loan Rebate Fees	(.65)	(.63)	(.60)	(.65)	(.56)
Offset Fees	—	—	(.01)	—	(.04)
Borrower benefits	(.04)	(.11)	(.12)	(.11)	(.16)
Premium and discount amortization	(.16)	(.15)	(.11)	(.15)	(.13)

Student loan net yield	5.74	5.22	4.41	5.33	4.25
Student loan cost of funds	(3.85)	(3.43)	(2.15)	(3.43)	(1.84)

Student loan spread	1.89%	1.79%	2.26%	1.90%	2.41%

Off-Balance Sheet
Servicing and securitization revenue, before Floor Income	(.23)%	1.30%	1.31%	.82%	1.16%
Floor Income, net of Floor Income previously recognized in gain on sale calculation	.07	.07	.18	.06	.25

Servicing and securitization revenue	(.16)%	1.37%	1.49%	.88%	1.41%

Average Balances
On-balance sheet student loans	$77,541	$70,580	$54,522	$71,964	$54,073
Off-balance sheet student loans	40,742	43,791	42,230	42,137	39,787

Managed student loans	$118,283	$114,371	$96,752	$114,101	$93,860

Discussion of Student Loan Spread—Effects of Floor Income and Derivative Accounting

        One of the primary drivers of fluctuations in our on-balance sheet student loan spread is the level of gross Floor Income (Floor Income earned before payments on Floor Income Contracts) earned in the period. For the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004, we earned gross Floor Income of $40 million (20 basis points), $56 million (32 basis points) and $92 million (67 basis points), respectively. The reduction in gross Floor Income is primarily due to the increase in short-term interest rates. We believe that we have economically hedged most of the Floor Income through the sale of Floor Income Contracts, under which we receive an upfront fee and agree to pay the counterparty the Floor Income earned on a notional amount of student loans. These contracts do not qualify for accounting hedge treatment and as a result the payments on the Floor Income Contracts are included on the income statement with "gains (losses) on derivative and hedging activities, net" rather than in student loan interest income. Payments on Floor Income Contracts associated with on-balance sheet student loans for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 totaled $38 million (19 basis points), $52 million (30 basis points) and $86 million (63 basis points), respectively.

        In addition to Floor Income Contracts, we also extensively use basis swaps to manage our basis risk associated with interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges and are likewise required to be accounted for in the "gains (losses) on derivative and hedging activities, net" line on the income statement. As a result, they are not considered in the calculation of the cost of funds in the above table.

Discussion of Student Loan Spread—Effects of Significant Events in the Quarter

        In the second and third quarters of 2005, we revised our method for estimating the qualification for borrower benefits and updated our estimates to account for programmatic changes as well as the effect of continued high levels of Consolidations. These updates resulted in a reduction of $16 million or 8 basis points and $7 million or 4 basis points in our borrower benefits reserve in the third and second quarters, respectively. The increase in the third quarter of 2005 spread versus the second quarter 2005 was also due to the second quarter reduction in student loan interest income of $14 million or 9 basis points to reflect a revision of our estimates surrounding our non-accrual policy for interest income that is discussed in detail at "Lending Business Segment—Allowance for Private Education Loan Losses—Second Quarter of 2005 Change in Accounting Estimate."

Discussion of Student Loan Spread—Other Quarter-over-Quarter Fluctuations

        The increase in the third quarter 2005 spread versus the second quarter of 2005 was also due to better funding costs primarily caused by improvements in the spreads on certain debt instruments sold in the auction rate market. The spread also benefited from the 13 percent increase in the average balance of higher yielding Private Education Loans, partially offset by the higher average balance of Consolidation Loans.

        When compared to the year-ago quarter, the decrease in the third quarter 2005 student loan spread was also due to the increase in the average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio.

On-Balance Sheet Floor Income

        For on-balance sheet student loans, gross Floor Income is included in student loan income. The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

	Quarters ended
	September 30, 2005			June 30, 2005			September 30, 2004
	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$40	$—	$40	$56	$—	$56	$92	$—	$92
Payments on Floor Income Contracts	(38)	—	(38)	(52)	—	(52)	(86)	—	(86)

Net Floor Income	$2	$—	$2	$4	$—	$4	$6	$—	$6

Net Floor Income in basis points	1	—	1	2	—	2	4	—	4

	Nine months ended
	September 30, 2005			September 30, 2004
	Fixed borrower Rate	Variable borrower rate	Total	Fixed borrower Rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$162	$—	$162	$323	$2	$325
Payments on Floor Income Contracts	(150)	—	(150)	(296)	—	(296)

Net Floor Income	$12	$—	$12	$27	$2	$29

Net Floor Income in basis points	2	—	2	7	—	7

        The decrease in the third quarter 2005 net Floor Income versus the prior and year-ago quarters is primarily due to an increase in short-term interest rates.

SECURITIZATION PROGRAM

Securitization Activity

        The following table summarizes our securitization activity for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

	Quarters ended
	September 30, 2005				June 30, 2005				September 30, 2004
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitizes	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans		$—	$—	—%	—	$—	$—	—%	2	$4,500	$64	1.4%
Consolidation Loans	—		—	—	2	4,011	31.8			—	—	—
Private Education Loans	—	—	—	—	1	1,505	231	15.3	—	—	—	—

Total securitizations—sales	—	—	$—	—%	3	5,516	$262	4.7%	2	4,500	$64	1.4%

Asset-backed commercial paper	—				—	—			—	—
Consolidation Loans(1)	3	7,276			1	2,226			1	2,210

Total securitizations—financings	3	7,276			1	2,226			1	2,210

Total securitizations	3	$7,276			4	$7,742			3	$6,710

(1)
In certain Consolidation Loan securitization structures, we hold certain rights that can affect the remarketing of certain bonds, such that these securitizations did not qualify as qualifying special purpose entities ("QSPEs"). Accordingly, they are accounted for on-balance sheet as variable interest entities ("VIEs").

	Nine months ended
	September 30, 2005				September 30, 2004
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	2	$3,530	$50	1.4%	4	$10,002	$134	1.3%
Consolidation Loans	2	4,011	31.8		—	—	—	—
Private Education Loans	1	1,505	231	15.3	2	2,535	241	9.5

Total securitizations—sales	5	9,046	$312	3.4%	6	12,537	$375	3.0%

Asset-backed commercial paper	—	—			1	4,186
Consolidation Loans(1)	4	9,502			5	13,224

Total securitizations—financings	4	9,502			6	17,410

Total securitizations	9	$18,548			12	$29,947

(1)
In certain Consolidation Loan securitization structures, we hold certain rights that can affect the remarketing of certain bonds, such that these securitizations did not qualify as qualifying special purpose entities ("QSPEs"). Accordingly, they are accounted for on-balance sheet as variable interest entities ("VIEs").

        The increase in the gain as a percentage of the amount securitized for the 2005 Private Education Loan securitization versus the prior year's transactions is primarily due to a decrease in the Constant Prepayment Rate ("CPR") assumption used in the calculation of the gain on sale. A lower CPR lengthens the life of the trust, and, all other estimates being equal, increases its earnings. The gain was also positively impacted by higher earnings spreads on the mix of loans securitized and improved funding spreads.

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as QSPEs, includes the interest earned on the Residual Interest and the revenue we receive for servicing the loans in the securitization trusts. Interest income recognized on the Residual Interest is based on our anticipated yield determined by estimating future cash flows each quarter.

        The following table summarizes the components of servicing and securitization revenue for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Servicing revenue	$79	$86	$86	$250	$239
Securitization revenue, before Embedded Floor Income and impairment	68	72	66	203	168

Servicing and securitization revenue, before Embedded Floor Income and impairment	147	158	152	453	407
Embedded Floor Income	19	24	56	69	200
Less: Floor Income previously recognized in gain calculation	(11)	(17)	(37)	(50)	(127)

Net Embedded Floor Income	8	7	19	19	73

Servicing and securitization revenue, before impairment	155	165	171	472	480
Retained Interest impairment	(171)	(15)	(12)	(195)	(61)

Total servicing and securitization revenue	$(16)	$150	$159	$277	$419

Average off-balance sheet student loans	$40,742	$43,791	$42,230	$42,137	$39,787

Average balance of Retained Interest	$2,530	$2,576	$2,397	$2,476	$2,435

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	(.16)%	1.37%	1.49%	.88%	1.41%

        Servicing and securitization revenue is primarily driven by the average balance of off-balance sheet student loans and the amount of and the difference in the timing of Embedded Floor Income recognition on off-balance sheet student loans. Servicing and securitization revenue can also be negatively impacted by impairments of the value of our Retained Interest, caused primarily by the effect of higher than expected Consolidation Loan activity on FFELP Stafford student loan securitizations and the effect of market interest rates on the Embedded Floor Income included in the Retained Interest. When FFELP Stafford loans in a securitization trust consolidate, they are a prepayment to the trust resulting in a shorter average life. We use a CPR assumption to estimate the effect of trust prepayments from loan consolidation and other factors on the life of the trust. When consolidation activity is higher than forecasted, the Residual Interest asset can be impaired and the yield used to recognize subsequent income from the trust is negatively impacted. The majority of the consolidations bring the loans back on-balance sheet so we retain the value of the asset on-balance sheet versus in the trust. For the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004, we recorded impairments to the Retained Interests of $171 million, $15 million, and $12 million, respectively. For the nine months ended September 30, 2005 and 2004, we recorded impairments to the Retained Interests of $195 million and $61 million, respectively. These significant third quarter impairment charges were primarily the result of continued record levels of consolidation activity as well as the Company increasing its expected future CPR assumptions used to value the Residual Interest. FFELP Stafford loans prepaid faster than projected due to the record amount of Consolidation Loan applications received in the second quarter that were processed through our securitizations in the third quarter of 2005. This surge in Consolidation Loan activity was due to FFELP Stafford borrowers locking in lower interest rates by consolidating their loans prior to the July 1 interest rate reset for FFELP Stafford loans. The level and timing of Consolidation Loan activity is highly volatile, and in response we continue to revise our estimates of the effects of Consolidation Loan activity on our Retained Interests. We updated our FFELP Stafford CPR assumptions in the third quarter of 2005 as follows:

Year	As of September 30, 2005	As of December 31, 2004
2005	30%	20%
2006	20%	15%
2007	15%	6%
Thereafter	10%	6%

In 2004, our Retained Interests were also impaired by the effect of higher market interest rates on the Embedded Floor Income. The impairments are recorded as a reduction in securitization revenue.

BUSINESS SEGMENTS

        We manage our business through two primary operating segments: the Lending operating segment and the Debt Management Operations ("DMO") operating segment. Accordingly, the results of operations of the Company's Lending and DMO segments are presented below. These operating segments are considered reportable segments under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," based on quantitative thresholds applied to the Company's financial statements. In addition, we provide other complementary products and services, including guarantor and student loan servicing, through smaller operating segments that do not meet such thresholds and are aggregated in the Corporate and Other operating segment for financial reporting purposes.

        The management reporting process measures the performance of the Company's operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. Management, including the Company's chief operating decision maker, evaluates the performance of the Company's operating segments based on their profitability. As discussed further below, management measures the profitability of the Company's operating segments based on "core earnings." Accordingly, information regarding the Company's reportable segments is provided based on "core earnings." Our "core earnings" are not defined terms within generally accepted accounting principles in the United States ("GAAP") and may not be comparable to similarly titled measures reported by other companies. "Core earnings" reflect only current period adjustments to GAAP as described below. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The management reporting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. The Company's operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. Intersegment revenues and expenses are netted within the appropriate financial statement line items consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

        "Core earnings" are the primary financial performance measures used by management to develop the Company's financial plans, track results, and establish corporate performance targets and incentive compensation. While "core earnings" are not a substitute for reported results under GAAP, the Company relies on "core earnings" in operating its business because "core earnings" permit management to make meaningful period-to-period comparisons of the operational and performance indicators that are most closely assessed by management. Management believes this information provides additional insight into the financial performance of the core business activities of its operating segments. Accordingly, the tables presented below reflect "core earnings" reviewed and utilized by management to manage the business for each of the Company's reportable segments. Reconciliations to the Company's consolidated operating results in accordance with GAAP are also included in the tables below.

	Quarter ended September 30, 2005
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$586	$—	$—	$586	$(316)	$270
Consolidation Loans	833	—	—	833	(156)	677
Private Education Loans	312	—	—	312	(138)	174
Other loans	22	—	—	22	—	22
Cash and investments	113	—	—	113	(43)	70

Total interest income	1,866	—	—	1,866	(653)	1,213
Total interest expense	1,306	—	—	1,306	(477)	829

Net interest income	560	—	—	560	(176)	384
Less: provisions for losses	—	—	—	—	12	12

Net interest income after provisions for losses	560	—	—	560	(188)	372
Fee income	—	93	36	129	—	129
Collections revenue	—	42	—	42	—	42
Other income	—	—	36	36	295	331
Operating expenses	117	72	82	271	21	292
Income tax expense (benefit)(1)	164	23	(4)	183	(33)	150
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income (loss)	$279	$39	$(6)	$312	$119	$431

	Quarter ended June 30, 2005
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$582	$—	$—	$582	$(343)	$239
Consolidation Loans	667	—	—	667	(113)	554
Private Education Loans	247	—	—	247	(120)	127
Other loans	20	—	—	20	—	20
Cash and investments	78	—	—	78	(24)	54

Total interest income	1,594	—	—	1,594	(600)	994
Total interest expense	1,078	—	—	1,078	(414)	664

Net interest income	516	—	—	516	(186)	330
Less: provisions for losses	14	—	—	14	65	79

Net interest income after provisions for losses	502	—	—	502	(251)	251
Fee income	—	82	26	108	—	108
Collections revenue	—	42	—	42	—	42
Other income	36	—	29	65	297	362
Operating expenses	124	66	81	271	17	288
Income tax expense (benefit)(1)	153	22	(10)	165	11	176
Minority interest in net earnings of subsidiaries	1	1	—	2	—	2

Net income (loss)	$260	$35	$(16)	$279	$18	$297

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter ended September 30, 2004
	Lending	DMO	Corporate and Other	Total "Core earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$458	$—	$—	$458	$(269)	$189
Consolidation Loans	368	—	—	368	(35)	333
Private Education Loans	165	—	—	165	(82)	83
Other loans	18	—	—	18	—	18
Cash and investments	73	—	—	73	(11)	62

Total interest income	1,082	—	—	1,082	(397)	685
Total interest expense	616	—	—	616	(244)	372

Net interest income	466	—	—	466	(153)	313
Less: provisions for losses	(7)	—	—	(7)	18	11

Net interest income after provisions for losses	473	—	—	473	(171)	302
Fee income	—	74	33	107	—	107
Collections revenue	—	5	—	5	—	5
Other income	17	—	46	63	291	354
Loss on GSE debt extinguishment and defeasance	103	—	—	103	—	103
Operating expenses	98	35	70	203	8	211
Income tax expense (benefit)(1)	104	16	3	123	(26)	97

Net income	$185	$28	$6	$219	$138	$357

	Nine months ended September 30, 2005
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$1,678	$—	$—	$1,678	$(978)	$700
Consolidation Loans	2,080	—	—	2,080	(341)	1,739
Private Education Loans	787	—	—	787	(357)	430
Other loans	62	—	—	62	—	62
Cash and investments	271	—	—	271	(84)	187

Total interest income	4,878	—	—	4,878	(1,760)	3,118
Total interest expense	3,309	—	—	3,309	(1,252)	2,057

Net interest income	1,569	—	—	1,569	(508)	1,061
Less: provisions for loan losses	69	—	—	69	69	138

Net interest income after provisions for losses	1,500	—	—	1,500	(577)	923
Fee income	—	261	94	355	—	355
Collections revenue	—	119	—	119	—	119
Other income	72	—	97	169	745	914
Operating expenses	357	201	233	791	51	842
Income tax expense (benefit)(1)	449	67	(16)	500	13	513
Minority interest in net earnings of subsidiaries	2	3	—	5	—	5

Net income (loss)	$764	$109	$(26)	$847	$104	$951

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Nine months ended September 30, 2004
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$1,239	$—	$—	$1,239	$(689)	$550
Consolidation Loans	984	—	—	984	(51)	933
Private Education Loans	426	—	—	426	(190)	236
Other loans	55	—	—	55	—	55
Cash and investments	176	—	—	176	(18)	158

Total interest income	2,880	—	—	2,880	(948)	1,932
Total interest expense	1,536	—	—	1,536	(571)	965

Net interest income	1,344	—	—	1,344	(377)	967
Less: provisions for loan losses	78	—	—	78	1	79

Net interest income after provisions for losses	1,266	—	—	1,266	(378)	888
Fee income	—	224	91	315	—	315
Collections revenue	—	5	—	5	—	5
Other income	94	—	100	194	1,129	1,323
Loss on GSE debt extinguishment and defeasance	103	—	—	103	—	103
Operating expenses	298	99	207	604	22	626
Income tax expense (benefit)(1)	345	47	(6)	386	153	539

Net income (loss)	$614	$83	$(10)	$687	$576	$1,263

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Reconciliation of "Core Earnings" Net Income to GAAP Net Income

	Quarters ended						Nine months ended
	September 30, 2005		June 30, 2005		September 30, 2004		September 30, 2005	September 30, 2004
"Core earnings" net income(1)		$312		$279		$219	$847	$687
"Core earnings" adjustments:
Net impact of securitization accounting		(253)		107		(74)	(178)	(19)
Net impact of derivative accounting		409		(11)		230	488	891
Net impact of Floor Income		(54)		(51)		(36)	(148)	(122)
Amortization of acquired intangibles		(16)		(16)		(8)	(45)	(21)

Total "core earnings" adjustments before income taxes		86		29		112	117	729
Net tax effect(2)		33		(11)		26	(13)	(153)

Total "core earnings" adjustments		119		18		138	104	576

GAAP net income		$431		$297		$357	$951	$1,263

GAAP diluted earnings per common share	$	..95	$	..66	$	..76	$2.10	$2.65

(1) "Core earnings" diluted earnings per common share		$.69		$.62		$.47	$1.87	$1.45

(2)
	Such tax effect is based upon the Company's "core earnings" effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Limitations on "Core Earnings"

        While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, management believes that "core earnings" are an important additional tool for providing a more complete understanding of the Company's results of operations. Nevertheless, "core earnings" are subject to certain general and specific limitations that investors should carefully consider. For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. Our "core earnings" are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike GAAP, the Company's "core earnings" presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not compare our Company's performance with that of other financial services companies based upon "core earnings." "Core earnings" results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, the Company's board of directors, rating agencies and lenders to assess performance.

        Other limitations arise from the specific adjustments that management makes to GAAP results to derive "core earnings" results. For example, in reversing the unrealized gains and losses that result from SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on derivatives that do not qualify for hedge treatment accounting, as well as on derivatives that do qualify but are in part ineffective because they are not perfect hedges, we focus on the long-term economic effectiveness of those instruments relative to the underlying hedged item and isolate the effects of interest rate volatility, changing credit spreads and changes in our stock price on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not on the underlying hedged item) tend to show more volatility in the short term. While our presentation of our results on a Managed Basis provides important information regarding the performance of our Managed portfolio, a limitation on this presentation is that we are presenting the ongoing spread income on loans that have been sold to a trust managed by us. While we believe that our Managed Basis presentation presents the economic substance of our Managed loan portfolio, it understates earnings volatility from securitization gains. Our "core earnings" results exclude certain Floor Income, which is real cash income, from our reported results and therefore may in certain periods understate earnings. Management's financial planning and valuation of operating results, however, does not take into account Floor Income because of its inherent uncertainty, except when it is economically hedged through Floor Income Contracts.

Pre-tax Differences between "Core Earnings" and GAAP

        Our "core earnings" are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a "core earnings" basis by reportable segment, as these are the measures used regularly by our chief operating decision maker. Our "core earnings" are used in developing our financial plans and tracking results, and also in establishing corporate performance targets and determining incentive compensation. Management believes this information provides additional insight into the financial performance of the Company's core business activities. Our "core earnings" are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. "Core earnings" reflect only current period adjustments to GAAP as described below. Accordingly, the Company's "core earnings" presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP and "core earnings" follows.

1)
Securitization: Under GAAP, certain securitization transactions in our Lending segment are accounted for as sales of assets. Under "core earnings," we present all securitization transactions on a Managed Basis as long-term non-recourse financings. The upfront "gains" on sale from securitization transactions as well as ongoing "servicing and securitization revenue" presented in accordance with GAAP are excluded from "core earnings" and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts which would be considered intercompany on a Managed Basis.

  The following table summarizes the securitization adjustments in our Lending business segment for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
"Core earnings" securitization adjustments:
Net interest income on securitized loans, after provisions for losses	$(225)	$(295)	$(292)	$(740)	$(803)
Gains on student loan securitizations	—	262	64	312	375
Servicing and securitization revenue	(16)	150	159	277	419
Intercompany transactions with off-balance sheet trusts	(12)	(10)	(5)	(27)	(10)

Total "core earnings" securitization adjustments	$(253)	$107	$(74)	$(178)	$(19)

2)
Derivative Accounting: "Core earnings" exclude periodic unrealized gains and losses arising primarily in our Lending business segment, and to a lesser degree in our Corporate and Other business segment, that are caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for "hedge treatment" under GAAP. Under "core earnings," we recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life. We also exclude the gain or loss on equity forward contracts that are required to be accounted for in accordance with SFAS No. 133 as derivatives and are marked-to-market through earnings.

  SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain Eurodollar futures contracts and certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for "hedge treatment" as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. "Gains (losses) on derivatives and hedging activities, net" are primarily caused by interest rate volatility, changing credit spreads and changes in our stock price during the period and the volume and term of derivatives not receiving hedge treatment.

  Our Floor Income Contracts are written options which must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and paid to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio, including our Retained Interests, earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

  Basis swaps are used to convert floating rate debt from one interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. SFAS No. 133 requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they do not meet this effectiveness test because our FFELP student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, under GAAP these swaps are recorded at fair value with changes in fair value reflected in the income statement.

  Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts which is offset by an increase in the value of the economically hedged student loans. This increase is not recognized in income. We will experience unrealized gains/losses related to our basis swaps, if the two underlying indices (and related forward curve) do not move in parallel.

  Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. They do not qualify as effective SFAS No. 133 hedges as a requirement to achieve hedge accounting is the hedged item must impact net income, and the settlement of these contracts through the purchase of our own stock does not impact net income.

  The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004, and for the nine months ended September 30, 2005 and 2004, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
"Core earnings" derivative adjustments:
Gains (losses) on derivative and hedging activities, net included in other income(1)	$316	$(106)	$73	$176	$342
Less: Realized losses on derivative and hedging activities, net(1)	93	94	154	309	551

Unrealized gains (losses) on derivative and hedging activities, net	409	(12)	227	485	893
Other pre-SFAS No. 133 accounting adjustments	—	1	3	3	(2)

Total net impact of SFAS No. 133 derivative accounting	$409	$(11)	$230	$488	$891

(1)
See "Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities" below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

      Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

        SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as "realized gains (losses) on derivative and hedging activities") that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and where they are reclassified to on a "core earnings" basis for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(57)	$(77)	$(131)	$(222)	$(451)
Net settlement expense on interest rate swaps reclassified to net interest income	(36)	(17)	(27)	(82)	(49)
Net realized losses on closed Eurodollar futures contracts and terminated derivative contracts reclassified to other income	—	—	4	(5)	(51)

Total reclassifications of realized losses on derivative and hedging activities	(93)	(94)	(154)	(309)	(551)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	409	(12)	227	485	893

Gains (losses) on derivative and hedging activities, net	$316	$(106)	$73	$176	$342

(1)
"Unrealized gains (losses) on derivative and hedging activities, net" is comprised of the following unrealized mark-to-market gains (losses):

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Floor Income Contracts	$257	$(146)	$(58)	$379	$502
Equity forward contracts	163	10	198	65	335
Basis swaps	(19)	127	102	48	44
Other	8	(3)	(15)	(7)	12

Total unrealized gains (losses) on derivative and hedging activities, net	$409	$(12)	$227	$485	$893

3)
Floor Income: The timing and amount (if any) of Floor Income earned in our Lending segment is uncertain and in excess of expected spreads and, therefore, we exclude such income from "core earnings" when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in "Derivative Accounting," these derivatives do not qualify as effective accounting hedges and therefore under GAAP are marked-to-market through the "gains (losses) on derivative and hedging activities, net" line on the income statement with no offsetting gain or loss recorded for the economically hedged items. For "core earnings," we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts' realized gains or losses) in income.

  The following table summarizes the Floor Income adjustments in our Lending business segment for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
"Core earnings" Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$2	$6	$18	$19	$69
Amortization of net premiums on Floor Income Contracts and futures in net interest income	(56)	(57)	(54)	(167)	(141)
Net losses related to closed Eurodollar futures contracts economically hedging Floor Income	—	—	—	—	(50)

Total "core earnings" Floor Income adjustments	$(54)	$(51)	$(36)	$(148)	$(122)

4)
Other items: We exclude certain amortization of acquired intangibles.

LENDING BUSINESS SEGMENT

        In our Lending business segment, we originate and acquire federally guaranteed student loans, which are administered by the U.S. Department of Education ("ED"), and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP student loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP student loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both the federally guaranteed and privately underwritten loans.

        The following table includes "core earnings" results for our Lending business segment.

	Quarters ended			Nine months ended
	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Managed Basis interest income:
Managed FFELP Stafford and Other Student Loans	$586	$582	$458	$1,678	$1,239
Managed Consolidation loans	833	667	368	2,080	984
Managed Private Education Loans	312	247	165	787	426
Other loans	22	20	18	62	55
Cash and investments	113	78	73	271	176

Total Managed interest income	1,866	1,594	1,082	4,878	2,880
Total Managed interest expense	1,306	1,078	616	3,309	1,536

Net Managed interest income	560	516	466	1,569	1,344
Less: provisions for losses	—	14	(7)	69	78

Net interest income after provisions for losses	560	502	473	1,500	1,266
Other income	—	36	17	72	94
Loss on GSE debt extinguishment and defeasance	—	—	103	—	103
Operating expenses	117	124	98	357	298

Income before income taxes and minority interest in net earnings of subsidiaries	443	414	289	1,215	959
Income taxes	164	153	104	449	345

Income before minority interest in net earnings of subsidiaries	279	261	185	766	614
Minority interest in net earnings of subsidiaries	—	1	—	2	—

Net income	$279	$260	$185	$764	$614

Consolidation Loan Activity

        The following tables present the effect of Consolidation Loan activity on our Managed FFELP portfolio.

	Quarters ended
	September 30, 2005			June 30, 2005			September 30, 2004
	FFELP(1)	Consolidation Loans	Total FFELP	FFELP(1)	Consolidation Loans	Total FFELP	FFELP(1)	Consolidation Loans	Total FFELP
Beginning Managed balance	$47,126	$55,875	$103,001	$47,325	$51,855	$99,180	$48,223	$36,792	$85,015
Acquisitions	3,993	791	4,784	5,285	291	5,576	3,664	262	3,926
Incremental Consolidations	—	1,308	1,308	—	931	931	—	978	978
In-house Consolidations	(5,250)	5,250	—	(3,653)	3,653	—	(3,410)	3,410	—
Consolidations away	(979)	(320)	(1,299)	(507)	(229)	(736)	(497)	(96)	(593)
Repayments/claims/resales/other	(1,808)	(743)	(2,551)	(1,324)	(626)	(1,950)	(1,367)	(468)	(1,835)

Ending Managed balance	$43,082	$62,161	$105,243	$47,126	$55,875	$103,001	$46,613	$40,878	$87,491

	Nine months ended
	September 30, 2005			September 30, 2004
	FFELP(1)	Consolidation Loans	Total FFELP	FFELP(1)	Consolidation Loans	Total FFELP
Beginning Managed balance	$46,791	$49,165	$95,956	$45,554	$34,930	$80,484
Acquisitions	14,188	1,437	15,625	12,454	707	13,161
Incremental Consolidations	—	3,152	3,152	—	1,627	1,627
In-house Consolidations	(11,090)	11,090	—	(5,219)	5,219	—
Consolidations away	(1,952)	(660)	(2,612)	(1,263)	(227)	(1,490)
Repayments/claims/resales/other	(4,855)	(2,023)	(6,878)	(4,913)	(1,378)	(6,291)

Ending Managed balance	$43,082	$62,161	$105,243	$46,613	$40,878	$87,491

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

Summary of our Managed Student Loan Portfolio

        The following tables summarize the components of our Managed student loan portfolio and show the changing composition of our portfolio.

Ending Balances:

	September 30, 2005
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$22,354	$51,193	$73,547	$8,079	$81,626
Off-balance sheet	20,728	10,968	31,696	7,312	39,008

Total Managed	$43,082	$62,161	$105,243	$15,391	$120,634

% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	41%	59%	100%
% of Total	36%	52%	87%	13%	100%
	June 30, 2005
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$22,093	$44,641	$66,734	$6,097	$72,831
Off-balance sheet	25,033	11,234	36,267	7,402	43,669

Total Managed	$47,126	$55,875	$103,001	$13,499	$116,500

% of on-balance sheet FFELP	33%	67%	100%
% of Managed FFELP	46%	54%	100%
% of Total	40%	48%	88%	12%	100%
	September 30, 2004
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$16,326	$33,171	$49,497	$4,772	$54,269
Off-balance sheet	30,287	7,707	37,994	6,076	44,070

Total Managed	$46,613	$40,878	$87,491	$10,848	$98,339

% of on-balance sheet FFELP	33%	67%	100%
% of Managed FFELP	53%	47%	100%
% of Total	47%	42%	89%	11%	100%

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

Average Balances:

	Quarter ended September 30, 2005
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$21,574	$48,774	$70,348	$7,193	$77,541
Off-balance sheet	22,250	11,094	33,344	7,398	40,742

Total Managed	$43,824	$59,868	$103,692	$14,591	$118,283

% of on-balance sheet FFELP	31%	69%	100%
% of Managed FFELP	42%	58%	100%
% of Total	37%	51%	88%	12%	100%
	Quarter ended June 30, 2005
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$20,673	$43,531	$64,204	$6,376	$70,580
Off-balance sheet	26,912	9,819	36,731	7,060	43,791

Total Managed	$47,585	$53,350	$100,935	$13,436	$114,371

% of on-balance sheet FFELP	32%	68%	100%
% of Managed FFELP	47%	53%	100%
% of Total	41%	47%	88%	12%	100%
	Quarter ended September 30, 2004
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$18,079	$32,042	$50,121	$4,401	$54,522
Off-balance sheet	28,417	7,575	35,992	6,238	42,230

Total Managed	$46,496	$39,617	$86,113	$10,639	$96,752

% of on-balance sheet FFELP	36%	64%	100%
% of Managed FFELP	54%	46%	100%
% of Total	48%	41%	89%	11%	100%

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

Student Loan Spread Analysis—Managed Basis

        The following table analyzes the "core earnings" from our portfolio of student loans on a Managed basis (see "Pre-tax Differences between 'Core Earnings' and GAAP"). This analysis includes both on-balance sheet and off-balance sheet loans in securitization trusts and derivatives economically hedging these line items and excludes unhedged Floor Income while including the amortization of upfront payments on Floor Income Contracts.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Managed Basis student loan yield	6.55%	5.92%	4.67%	6.04%	4.39%
Consolidation Loan Rebate Fees	(.52)	(.48)	(.42)	(.49)	(.41)
Offset Fees	—	—	—	—	(.02)
Borrower benefits	(.04)	(.04)	(.02)	(.06)	(.07)
Premium and discount amortization	(.18)	(.16)	(.15)	(.17)	(.12)

Managed Basis student loan net yield	5.81	5.24	4.08	5.32	3.77
Managed Basis student loan cost of funds	(4.00)	(3.50)	(2.16)	(3.54)	(1.85)

Managed Basis student loan spread	1.81%	1.74%	1.92%	1.78%	1.92%

Average Balances
On-balance sheet student loans	$77,541	$70,580	$54,522	$71,964	$54,073
Off-balance sheet student loans	40,742	43,791	42,230	42,137	39,787

Managed student loans	$118,283	$114,371	$96,752	$114,101	$93,860

Discussion of Managed Basis Student Loan Spread—Effects of Significant Events in the Quarters Presented

        In the second and third quarters of 2005, we refined our methodology and updated our estimates for the qualification for borrower benefits to account for programmatic changes as well as the effect of continued high levels of Consolidations. These updates resulted in a reduction of $21 million or 7 basis points and $13 million or 5 basis points in our borrower benefits reserve in the third and second quarters, respectively. The increase in the third quarter of 2005 spread versus the second quarter 2005 was also due to the second quarter reduction in student loan interest income of $16 million or 6 basis points to reflect a revision of our estimates surrounding our non-accrual policy for interest income that is discussed in detail at "Allowance for Private Education Loan Losses—Second Quarter of 2005 Change in Accounting Estimate."

        There was a record level of Consolidation Loan activity in the second quarter of 2005. This was mainly due to FFELP Stafford borrowers locking in lower interest rates by consolidating their loans prior to the July 1 interest rate reset for FFELP Stafford loans. In addition, borrowers were permitted for the first time to consolidate their loans while still in school. This unprecedented volume of Consolidation Loan requests resulted in a majority of the applications being processed in the third quarter. In the second quarter, we accrued a write-off of FFELP Stafford benefits for loans whose consolidation applications had been received but not yet processed by June 30 which lowered second quarter borrower benefits expense by $9 million or 3 basis points. The increase to premium and discount amortization in the third quarter was also impacted by this surge in Consolidation Loan activity as we write-off the balance of unamortized premiums associated with loans that consolidate away from the Company as a current period expense in accordance with SFAS No. 91 (as discussed under "Net Interest Income—Student Loans").

Discussion of Managed Basis Student Loan Spread—Other Quarter-over-Quarter Fluctuations

        The increase in the third quarter 2005 spread versus the second quarter of 2005 was also due to better funding costs primarily caused by improvements in the spreads on certain debt instruments sold in the auction rate market and the higher average balance of higher yielding Private Education Loans, partially offset by the higher average balance of Consolidation Loans.

        The decrease in the Managed student loan spread versus the year-ago quarter is primarily due to the increase in the average balance of Consolidation Loans as a percentage of the Managed portfolio. Consolidation Loans have lower spreads than other FFELP loans due primarily to the 105 basis point Consolidation Loan Rebate Fee. These negative effects are partially offset by the higher SAP spread earned on Consolidation Loans and lower student loan premium amortization due to their extended term. When compared to the year-ago quarter, the third quarter of 2005 spread was also negatively impacted by higher premium amortization, primarily caused by the purchase price allocation for student loans acquired in acquisitions, and by lower amortization of the upfront fee received on Floor Income Contracts.

        The third quarter 2005 Managed student loan spread benefited from the increase in the average balance of Managed Private Education Loans as a percentage of the average Managed student loan portfolio from 11 percent in the third quarter 2004 to 12 percent in the third quarter 2005. Private Education Loans are subject to credit risk and therefore earn higher spreads, which averaged 4.75 percent in the third quarter of 2005 for the Managed Private Education Loan portfolio versus a spread of 1.31 percent in the third quarter of 2005 for the Managed guaranteed student loan portfolio, excluding the impact from the update to our estimates for the qualification for borrower benefits.

Private Education Loans

        All Private Education Loans are initially acquired on-balance sheet. In the table below, when we securitize Private Education Loans, we reduce the on-balance sheet allowance for amounts previously provided for in the allowance and then add back this reduction for these loans in the off-balance sheet section so that on a Managed basis we are maintaining the full allowance for these loans.

        When Private Education Loans in securitized trusts become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. If these loans reach the 212-day delinquency, a charge-off for the remaining balance of the loan is triggered. On a Managed Basis, the losses recorded under GAAP at the time of repurchase of delinquent Private Education Loans from the trust are not considered losses until the loans ultimately charge off at day 212. These charge-offs are shown in the off-balance sheet section in the table below.

        The off-balance sheet allowance as a percentage of ending loans in repayment is lower than the on-balance sheet percentage because of the different mix of loans on-balance sheet and off-balance sheet. Certain loan types with higher expected default rates, such as career training and other programs with lower FICO scores, have not yet been securitized.

Allowance for Private Education Loan Losses

Third Quarter of 2005 Change in Recovery Methodology

        We continue to gain experience in analyzing our Private Education Loan portfolios and as a result, we have developed additional data to better estimate the amount of recoveries on defaulted loans through our provision over a longer period of time. During the third quarter of 2005, we changed our methodology for estimating the amount of charged-off student loans that will ultimately be recovered, which resulted in a $64 million reduction in our Managed provision in the third quarter of 2005 to recognize the effect of this change in estimate.

Second Quarter of 2005 Change in Accounting Estimate

        In the second quarter of 2005, we changed our estimate of the allowance for loan losses and the estimate of uncollectible accrued interest for our Managed loan portfolio using a migration analysis of delinquent and current accounts. A migration analysis is a technique used to estimate the likelihood that a loan receivable may progress through the various delinquency stages and ultimately charge-off. This is a widely used reserving methodology in the consumer finance industry. Previously, we calculated the allowance for Private Education Loan losses by estimating the probable losses in the portfolio based primarily on loan characteristics and where pools of loans were in their life with less emphasis on current delinquency status of the loan. Also, in our prior methodology for calculating the allowance, some loss rates were based on proxies and extrapolations of FFELP loan loss data.

        We also used a migration analysis to revise our estimates surrounding our non-accrual policy for interest income. Under the new methodology, we estimate the amount of uncollectible accrued interest on Private Education Loans and write it off against current period interest income. Under our prior methodology, Private Education Loans continued to accrue interest, including in periods of forbearance, until they were charged off, at which time, the loans were placed on non-accrual status and all accrued interest was reversed against income in the month of charge-off.

        This change in reserving methodology has been accounted for as a change in estimate in accordance with the FASB's Accounting Principles Board ("APB") Opinion No. 20, "Accounting Changes." The cumulative effect of this change to the second quarter of 2005 was to increase the value of the allowance by $40 million and to reduce student loan interest income for the estimate of uncollectible accrued interest receivable by $14 million. On the income statement, adjustments to the allowance are recorded through the provision for loan losses whereas adjustments to accrued interest are recorded in interest income. On a Managed Basis, we decreased the allowance for loan losses by $20 million and reduced student loan interest income by $16 million for uncollectible accrued interest.

        The difference in the impact of the change in estimate on the allowance for loan losses between our on-balance sheet and our Managed results is due to the difference in the mix of Private Education Loans on-and off- balance sheet. Certain loan types with higher expected default rates, such as career training and other loan programs with lower FICO scores, have not yet been securitized and as such the on-balance sheet portfolio contains loans with higher delinquency rates. Because the required allowance under the new methodology is more directly tied to the current status of the portfolio, the on-balance sheet portfolio reserve requirements increased while the off-balance sheet portfolio reserve requirements decreased with the net effect being a decrease in the Managed Basis allowance.

        The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004, and for the nine months ended September 30, 2005 and 2004.

	Activity in Allowance for Private Education Loans
	On-Balance Sheet			Off-Balance Sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004
Allowance at beginning of period	$228	$191	$155	$91	$150	$133	$319	$341	$288
Provision for Private Education Loan losses	56	36	40	4	(4)	12	60	32	52
Change in estimate	—	40	—	—	(60)	—	—	(20)	—
Change in recovery methodology	(49)	—	—	(16)	—	—	(65)	—	—

Total provision	7	76	40	(12)	(64)	12	(5)	12	52
Charge-offs	(47)	(38)	(32)	—	(1)	(1)	(47)	(39)	(33)
Recoveries	5	5	4	—	—	—	5	5	4

Net charge-offs	(42)	(33)	(28)	—	(1)	(1)	(42)	(34)	(29)

Balance before securitization of Private Education Loans	193	234	167	79	85	144	272	319	311
Reduction for securitization of Private Education Loans	—	(6)	—	—	6	—	—	—	—

Allowance at end of period	$193	$228	$167	$79	$91	$144	$272	$319	$311

Net charge-offs as a percentage of average loans in repayment (annualized)	5.35%	4.33%	4.71%	—%	.13%	.11%	2.42%	2.04%	2.29%
Allowance as a percentage of the ending total loan balance	2.34%	3.61%	3.38%	1.07%	1.21%	2.32%	1.74%	2.31%	2.79%
Allowance as a percentage of ending loans in repayment	6.00%	7.41%	6.93%	2.13%	2.32%	5.52%	3.93%	4.56%	6.20%
Average coverage of net charge-offs (annualized)	1.15	1.73	1.51	—	19.64	49.88	1.62	2.34	2.73
Average total loans	$7,193	$6,376	$4,401	$7,398	$7,060	$6,238	$14,591	$13,436	$10,639
Ending total loans	$8,272	$6,325	$4,939	$7,391	$7,493	$6,220	$15,663	$13,818	$11,159
Average loans in repayment	$3,150	$3,042	$2,352	$3,814	$3,655	$2,621	$6,964	$6,697	$4,973
Ending loans in repayment	$3,220	$3,078	$2,408	$3,705	$3,926	$2,610	$6,925	$7,004	$5,018

        The increase in charge-offs over the prior quarter is primarily due to seasonality. The increase in charge-offs over the year-ago quarter is primarily due to the 38 percent growth in the portfolio in repayment on a Managed Basis.

        The on-balance sheet allowance at September 30, 2005 increased $14 million from June 30, 2005 excluding the change in recovery methodology in the third quarter disclosed separately in the above table. The increase is primarily due to the transition of loans from school to grace, higher loans in forbearance and a slight increase in delinquent loans.

        The allowance on a Managed Basis at September 30, 2005 increased by $18 million from June 30, 2005 excluding the effects of the change in recovery methodology in the third quarter disclosed separately in the above table. The increase is primarily attributable to the transition of loans from school to grace, higher loans in forbearance and a slight increase in delinquencies.

        The year-over-year allowance on a Managed Basis increased by $46 million exclusive of the changes in estimate and methodology. The increase is due to the growth in the repayment portfolio. The new allowance methodology adopted in the second quarter of 2005 estimates the allowance over a shorter period of time. Consequently, the year-over-year growth rate in the provision is less than the growth rate in the portfolio.

	Activity in Allowance for Private Education Loans
	On-balance sheet		Off-balance sheet		Managed Basis
	Nine months ended		Nine months ended		Nine months ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Allowance at beginning of period	$172	$166	$143	$93	$315	$259
Provision for Private Education Loan losses	135	100	9	27	144	127
Change in estimate	40	—	(60)	—	(20)	—
Change in recovery methodology	(49)	—	(16)	—	(65)	—

Total provision	126	100	(67)	27	59	127
Charge-offs	(113)	(81)	(3)	(4)	(116)	(85)
Recoveries	14	10	—	—	14	10

Net charge-offs	(99)	(71)	(3)	(4)	(102)	(75)

Balance before securitization of Private Education Loans	199	195	73	116	272	311
Reduction for securitization of Private Education Loans	(6)	(28)	6	28	—	—

Allowance at end of period	$193	$167	$79	$144	$272	$311

Net charge-offs as a percentage of average loans in repayment (annualized)	4.37%	3.86%	.09%	.19%	2.07%	2.12%
Allowance as a percentage of the ending total loan balance	2.34%	3.38%	1.07%	2.32%	1.74%	2.79%
Allowance as a percentage of ending loans in repayment	6.00%	6.93%	2.13%	5.52%	3.93%	6.20%
Average coverage of net charge-offs (annualized)	1.46	1.74	24.00	33.53	2.01	3.11
Average total loans	$6,615	$4,640	$6,873	$5,260	$13,488	$9,900
Ending total loans	$8,272	$4,939	$7,391	$6,220	$15,663	$11,159
Average loans in repayment	$3,031	$2,480	$3,529	$2,239	$6,560	$4,719
Ending loans in repayment	$3,220	$2,408	$3,705	$2,610	$6,925	$5,018

        The reduction in the allowance for loan losses as a percentage of loans in repayment is due to the second quarter change in estimate using a migration analysis and to the third quarter improvement in our estimate of recoveries of previously defaulted loans discussed above. The decrease is also due to the shorter time period for which we calculate our allowance under the migration analysis adopted in the second quarter.

Delinquencies

        The table below presents our Private Education Loan delinquency trends as of September 30, 2005, June 30, 2005 and September 30, 2004. Delinquencies have the potential to adversely impact earnings through increased servicing and collection costs in the event the delinquent accounts charge off.

	On-Balance Sheet Private Education Loan Delinquencies
	September 30, 2005		June 30, 2005		September 30, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$5,042		$3,307		$2,522
Loans in forbearance(2)	311		190		179
Loans in repayment and percentage of each status:
Loans current	2,873	89.2%	2,756	89.5%	2,122	88.1%
Loans delinquent 31-60 days(3)	145	4.5	133	4.4	97	4.0
Loans delinquent 61-90 days	75	2.3	69	2.2	65	2.7
Loans delinquent greater than 90 days	127	4.0	120	3.9	124	5.2

Total Private Education Loans in repayment	3,220	100%	3,078	100%	2,408	100%

Total Private Education Loans, gross	8,573		6,575		5,109
Private Education Loan unamortized discount	(301)		(250)		(170)

Total Private Education Loans	8,272		6,325		4,939
Private Education Loan allowance for losses	(193)		(228)		(167)

Private Education Loans, net	$8,079		$6,097		$4,772

Percentage of Private Education Loans in repayment	37.6%		46.8%		47.1%

Delinquencies as a percentage of Private Education Loans in repayment	10.8%		10.5%		11.9%

	Off-Balance Sheet Private Education Loan Delinquencies
	September 30, 2005		June 30, 2005		September 30, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,272		$3,308		$3,251
Loans in forbearance(2)	552		400		455
Loans in repayment and percentage of each status:
Loans current	3,514	94.9%	3,749	95.5%	2,456	94.1%
Loans delinquent 31-60 days(3)	94	2.5	96	2.4	67	2.6
Loans delinquent 61-90 days	38	1.0	35	1.0	42	1.6
Loans delinquent greater than 90 days	59	1.6	46	1.1	45	1.7

Total Private Education Loans in repayment	3,705	100%	3,926	100%	2,610	100%

Total Private Education Loans, gross	7,529		7,634		6,316
Private Education Loan unamortized discount	(138)		(141)		(96)

Total Private Education Loans	7,391		7,493		6,220
Private Education Loan allowance for losses	(79)		(91)		(144)

Private Education Loans, net	$7,312		$7,402		$6,076

Percentage of Private Education Loans in repayment	49.2%		51.4%		41.3%

Delinquencies as a percentage of Private Education Loans in repayment	5.1%		4.5%		5.9%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis Private Education Loan Delinquencies
	September 30, 2005		June 30, 2005		September 30, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$8,314		$6,615		$5,773
Loans in forbearance(2)	863		590		634
Loans in repayment and percentage of each status:
Loans current	6,387	92.2%	6,505	92.9%	4,578	91.2%
Loans delinquent 31-60 days(3)	239	3.5	229	3.2	164	3.3
Loans delinquent 61-90 days	113	1.6	104	1.5	107	2.1
Loans delinquent greater than 90 days	186	2.7	166	2.4	169	3.4

Total Private Education Loans in repayment	6,925	100%	7,004	100%	5,018	100%

Total Private Education Loans, gross	16,102		14,209		11,425
Private Education Loan unamortized discount	(439)		(391)		(266)

Total Private Education Loans	15,663		13,818		11,159
Private Education Loan allowance for losses	(272)		(319)		(311)

Private Education Loans, net	$15,391		$13,499		$10,848

Percentage of Private Education Loans in repayment	43.0%		49.3%		43.9%

Delinquencies as a percentage of Private Education Loans in repayment	7.8%		7.1%		8.8%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance—Managed Basis Private Education Loans

        Private Education Loans are made to parent and student borrowers by our lender partners in accordance with our underwriting policies. These loans generally supplement federally guaranteed student loans, which are subject to federal lending caps. Private Education Loans are not guaranteed or insured against any loss of principal or interest. Traditional student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers' repayment capability improves between the time the loan is made and the time they enter the post-education work force. We generally allow the loan repayment period on traditional Private Education Loans, except those generated by our SLM Financial subsidiary, to begin six to nine months after the student leaves school. This provides the borrower time to obtain a job to service his or her debt. For borrowers that need more time or experience other hardships, we permit additional delays in payment or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower's ability to repay the loan. Our policy does not grant any reduction in the repayment obligation (principal or interest) but does allow the borrower to stop or reduce monthly payments for an agreed period of time.

        Forbearance is used most heavily immediately after the loan enters repayment. As indicated in the tables below showing the composition and status of the Managed Private Education Loan portfolio by number of months aged from the first date of repayment, the percentage of loans in forbearance decreases the longer the loans have been in repayment. At September 30, 2005, loans in forbearance as a percentage of loans in repayment and forbearance is 13.8 percent for loans that have been in repayment one to twenty-four months. The percentage drops to 5.8 percent for loans that have been in repayment more than 48 months. Approximately 73 percent of our Managed Private Education Loans in forbearance have been in repayment less than 24 months. These borrowers are essentially extending their grace period as they transition to the workforce. Forbearance continues to be a positive collection tool for the Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. We consider the potential impact of forbearance in the determination of the loan loss reserves. The increase in forbearance was partially due to approximately $100 million in forbearance granted to borrowers affected by Hurricane Katrina.

        The tables below show the composition and status of the Private Education Loan portfolio by number of months aged from the first date of repayment:

	Months since entering repayment
September 30, 2005	1 to 24 months	25 to 48 months	More than 48 months	After Sept. 30, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$8,314	$8,314
Loans in forbearance	630	150	83	—	863
Loans in repayment—current	3,635	1,485	1,267	—	6,387
Loans in repayment—delinquent 31-60 days	131	62	46	—	239
Loans in repayment—delinquent 61-90 days	72	26	15	—	113
Loans in repayment—delinquent greater than 90 days	100	58	28	—	186

Total	$4,568	$1,781	$1,439	$8,314	$16,102

Unamortized discount					(439)
Allowance for loan losses					(272)

Total Managed Private Education Loans, net					$15,391

Loans in forbearance as a percentage of loans in repayment and forbearance	13.8%	8.4%	5.8%	—%	11.1%

(1)
Includes all loans in-school/grace/deferment.

	Months since entering repayment
June 30, 2005	1 to 24 months	25 to 48 months	More than 48 months	After Sept. 30, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$6,615	$6,615
Loans in forbearance	437	106	47	—	590
Loans in repayment—current	3,728	1,515	1,262	—	6,505
Loans in repayment—delinquent 31-60 days	120	65	44	—	229
Loans in repayment—delinquent 61-90 days	57	30	17	—	104
Loans in repayment—delinquent greater than 90 days	80	55	31	—	166

Total	$4,422	$1,771	$1,401	$6,615	$14,209

Unamortized discount					(391)
Allowance for loan losses					(319)

Total Managed Private Education Loans, net					$13,499

Loans in forbearance as a percentage of loans in repayment and forbearance	9.9%	6.0%	3.4%	—%	7.8%

	Months since entering repayment
September 30, 2004	1 to 24 months	25 to 48 months	More than 48 months	After Sept. 30, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$5,773	$5,773
Loans in forbearance	472	107	55	—	634
Loans in repayment—current	2,400	1,177	1,001	—	4,578
Loans in repayment—delinquent 31-60 days	84	44	36	—	164
Loans in repayment—delinquent 61-90 days	57	30	20	—	107
Loans in repayment—delinquent greater than 90 days	70	59	40	—	169

Total	$3,083	$1,417	$1,152	$5,773	$11,425

Unamortized discount					(266)
Allowance for loan losses					(311)

Total Managed Private Education Loans, net					$10,848

Loans in forbearance as a percentage of loans in repayment and forbearance	15.3%	7.6%	4.8%	—%	11.2%

(1)
Includes all loans in-school/grace/deferment.

        Additionally, as indicated in the table below which breaks down the Managed Private Education Loans in forbearance by the cumulative number of months the borrower has used as of the dates indicated, 7 percent of borrowers currently in forbearance have deferred their loan repayment more than 24 months.

	September 30, 2005		June 30, 2005		September 30, 2004
	Forbearance Balance	% of Total	Forbearance Balance	% of Total	Forbearance Balance	% of Total
Cumulative number of months borrower has used forbearance
1 to 12 months	$646	75%	$426	72%	$429	68%
13 to 24 months	154	18	117	20	154	24
25 to 36 months	40	4	32	5	32	5
More than 36 months	23	3	15	3	19	3

Total	$863	100%	$590	100%	$634	100%

        On a Managed Basis, loans in forbearance status increased from 7.8 percent of loans in repayment and forbearance status at June 30, 2005 to 11.1 percent of loans in repayment and forbearance status at September 30, 2005. The ratio at September 30, 2004 was 11.2 percent. The increase in the percentage of loans in forbearance status from the prior quarter is primarily due to seasonality. Also, since the third quarter of 2004, we have been performing a more robust evaluation of the borrower's need and ability to benefit from a forbearance.

Other Income

        The following table summarizes the components of other income for our Lending business segment for the quarters ended September 30, 2005, June 30, 2005 and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Late fees	$23	$24	$22	$67	$72
Gains on sales of mortgages and other loan fees	6	4	5	14	15
Losses on investments, net	(35)	(1)	(27)	(32)	(24)
Other	6	9	17	23	31

Total other income	$—	$36	$17	$72	$94

        The increase in losses on investments versus the prior quarter is primarily due to the $39 million leveraged lease impairment reserve recorded in the third quarter, which primarily reflects the impairment of an aircraft leased to Northwest Airlines, who declared bankruptcy in September 2005. In the year-ago quarter we recorded a $27 million leveraged lease impairment reserve in recognition of the deteriorating financial condition of Delta Airlines, who subsequently declared bankruptcy in September 2005.

        At September 30, 2005, we had investments in leveraged and direct financing leases, net of impairments, totaling $122 million that are the general obligations of American Airlines and Federal Express Corporation. Based on an analysis of the potential losses on certain leveraged leases plus the increase in incremental tax obligations related to the forgiveness of debt obligations and/or the taxable gain on the sale of the aircraft, our remaining after-tax accounting exposure from our investment in American Airlines is $56 million at September 30, 2005.

Operating Expenses

        Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses.

        In the third quarter of 2004, we recognized a $103 million loss on the repurchase and defeasance of approximately $1.7 billion of GSE debt in connection with the Wind-Down of the GSE.

DEBT MANAGEMENT OPERATIONS ("DMO") BUSINESS SEGMENT

        The following table includes "core earnings" results for our DMO business segment.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Fee income	$93	$82	$74	$261	$224
Collections revenue	42	42	5	119	5

Total revenue	135	124	79	380	229
Operating expenses	72	66	35	201	99

Income before income taxes and minority interest in net earnings of subsidiaries	63	58	44	179	130
Income taxes	23	22	16	67	47

Income before minority interest in net earnings of subsidiaries	40	36	28	112	83
Minority interest in net earnings of subsidiaries	1	1	—	3	—

Net income	$39	$35	$28	$109	$83

DMO Revenue by Product

	Quarters ended				Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004		September 30, 2005	September 30, 2004
Purchase paper	$42	$42	$5	(2)	$119	$5	(2)
Contingency:
Contingency—Student loans	66	63	68		195	194
Contingency—Other	9	9	4		28	10

Total contingency	75	72	72		223	204
Other	18	10	2		38	20

Total	$135	$124	$79		$380	$229

Total revenues from USA Funds(1)	$47	$43	$45		$136	$147

% of total DMO revenues	35%	35%	58%		36%	64%

(1)
United Student Aid Funds, Inc. ("USA Funds")

(2)
Includes revenue attributed to AFS for the period from September 16 to September 30.

        On August 31, 2005, we acquired 100 percent of GRP Financial Services ("GRP"), a debt management company that acquires and manages portfolios of sub-performing and non-performing mortgage loans, substantially all of which are secured by one-to-four family residential real estate.

        DMO revenue for the third quarter of 2005 increased by $56 million or 71 percent over the year-ago period, of which $38 million was generated by the purchase paper businesses of AFS (acquired in September 2004) and GRP. Contingency fee income increased by $3 million, or 4 percent, to $75 million for the third quarter of 2005 versus the year-ago period. The growth in contingency fee revenues was primarily driven by the contingency business of AFS.

Purchase Paper—Non-Mortgage

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004(1)	September 30, 2005	September 30, 2004(1)
Face value of purchases	$330	$444	$77	$1,746	$77
Purchase price	25	41	4	90	4
% of face value purchased	7.5%	9.1%	5.1%	5.2%	5.1%
Gross Cash Collections ("GCC")	$61	$61	$8	$179	$8
Purchase paper revenue	39	42	5	116	5
% of GCC	65%	68%	63%	65%	63%
Carrying value of purchases	$81	$79	$55	$81	$55

(1)
Includes revenue for AFS for the period from September 16 to September 30.

Purchase Paper—Mortgage/Properties

	Quarters ended			Nine months ended
	September 30, 2005(1)	June 30, 2005	September 30, 2004	September 30, 2005(1)	September 30, 2004
Face value of purchases	$34	$—	$—	$34	$—
Purchase paper revenue	3	—	—	3	—
Collateral value of purchases	42	—	—	42	—
Purchase price	32	—	—	32	—
% of collateral value	76%	—	—	76%	—
Carrying value of purchases	$238	$—	$—	$238	$—

(1)
Includes results for GRP since the acquisition, which closed on August 31, 2005.

        The amount of face value purchased in any quarter is a function of a combination of factors including the average age of the portfolio, the type of receivable, and competition in the marketplace. As a result, the percentage of principal purchased will vary from quarter to quarter.

Contingency Inventory

        The following table presents the outstanding inventory of loans serviced through our DMO business.

	September 30, 2005	June 30, 2005	September 30, 2004
Contingency:
Contingency—Student loans	$6,985	$7,307	$6,505
Contingency—Other	2,106	2,028	1,729

Total	$9,091	$9,335	$8,234

Operating Expenses

        Operating expenses for our DMO business segment increased by $6 million, or 9 percent, to $72 million for the three months ended September 30, 2005 versus the prior quarter, primarily due to the inclusion of GRP's operating expenses and one-time facility closure. The increase in DMO contingency fee expenses is consistent with the growth in revenue and accounts serviced, as a high percentage of DMO expenses are variable. When compared to the year-ago quarter, operating expenses increased by $37 million or 106 percent. This is due to the inclusion of AFS's expenses for a full quarter and GRP's expenses since the acquisition which closed August 31, 2005. AFS was acquired in mid-September 2004.

CORPORATE AND OTHER BUSINESS SEGMENT

        The following table includes "core earnings" results for our Corporate and Other business segment.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Fee income	$36	$26	$33	$94	$91
Other income	36	29	46	97	100
Operating expenses	82	81	70	233	207

Income (loss) before income taxes	(10)	(26)	9	(42)	(16)
Income tax expense (benefit)	(4)	(10)	3	(16)	(6)

Net income (loss)	$(6)	$(16)	$6	$(26)	$(10)

Fee and Other Income

        The following table summarizes the components of fee and other income for our Corporate and Other business segment for the quarters ended September 30, 2005, June 30, 2005, and September 30, 2004 and for the nine months ended September 30, 2005 and 2004.

	Quarters ended			Nine months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Guarantor servicing fees	$36	$26	$33	$94	$91
Loan servicing fees	11	12	14	36	38
Other	25	17	32	61	62

Total fee and other income	$72	$55	$79	$191	$191

        The increase in guarantor servicing fees from the prior quarter is primarily due to the seasonality of the issuance fee.

        USA Funds, the nation's largest guarantee agency, accounted for 79 percent, 82 percent and 81 percent, respectively, of guarantor servicing fees for the quarters ended September 30, 2005, June 30, 2005 and September 30, 2004, and 82 percent and 85 percent, respectively, for the nine months ended September 30, 2005 and 2004. Also, 34 percent, 15 percent, and 9 percent, respectively, of revenues included in other income were earned from USA Funds for the quarters ended September 30, 2005, June 30, 2005 and September 30, 2004.

Operating Expenses

        Operating expenses for our Corporate and Other business segment include costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantee agencies, and general and administrative expenses associated with these businesses. Operating expenses also include unallocated corporate overhead expenses which include centralized headquarters functions such as executive management, accounting and finance, human resources and marketing. Our corporate overhead also includes a portion of information technology expenses related to these functions. The increase in operating expenses over the prior quarter (which includes a $14 million net settlement in the CLC lawsuit) and the year-ago quarter can primarily be attributed to expenses associated with three new subsidiaries acquired in September 2004 and the fourth quarter of 2004.

RECENT DEVELOPMENTS

Higher Education Act Reauthorization

        The relevant committees of the House and Senate have each passed bills to reauthorize the Higher Education Act ("HEA"). We anticipate that each of these bills will eventually be moved to the floor of each body for approval, with a House/Senate conference then negotiating the terms of the final law. Depending on whether the current budget reconciliation process stands, final passage of HEA reauthorization could take place as part of budget reconciliation, or as a stand-alone bill.

        The House Education and the Workforce Committee originally reported its HEA reauthorization bill, H.R. 609, in July. We provided a summary of that bill's major provisions in our Quarterly Report on Form 10-Q for the second quarter of 2005. The July mark-up took place in the context of a reconciliation budget instruction to the Committee of $12.6 billion in savings for all areas in its jurisdiction, which was part of an overall entitlement savings goal of $35 billion. This week, the House leadership stated its intent to raise the overall budget reconciliation target from $35 billion to $50 billion. If this higher target is approved by the House, it could result in the Committee on Education and the Workforce seeking additional savings from its HEA bill before it is moved to the floor.

        The Senate Committee on Health, Education, Labor and Pensions marked up its own HEA bill in September, which was further marked-up and reported on October 18, 2005. The Senate bill shared some provisions with the House bill, but also differed in a number of important ways. The major provisions of the Senate bill affecting Sallie Mae are as follows:

  •
  Key provisions similar to House bill: the Senate bill's provisions on loan limit increases, lender rebate of floor income, Guaranty agency compensation for collections, fix to PLUS/SAP gap, and repeal of the single holder are all similar to the House bill's approach.

  •
  Borrower Interest Rates and Consolidation: Borrower interest rates would shift from the current variable rate structure to fixed rates. New Stafford loans would be fixed at 6.8 percent, PLUS at 8.5 percent; consolidation is fixed at the average of the underlying rates. The basic lender SAP rate would remain unchanged. This contrasts with the House bill, which would maintain a variable rate structure on Stafford and PLUS loans.

  •
  Origination Fees: Mandates a one percent FFELP Guaranty Fee, similar to House bill. Reduces the three percent FFELP lender Origination Fee to 2.5 percent in 2007. Gives the Direct Loan Program authority to discount its Origination Fees down to one percent. Increases lender origination fee on consolidation loans to one percent.

  •
  Risk Sharing and Exceptional Performer. Changes government insurance on new loans to 97 percent from current 98 percent; ends the Exceptional Performer program, which has provided Sallie Mae and other qualifying servicers 100 percent insurance.

  •
  9.5% SAP: makes permanent the existing ban on "transferring" and "refunding" practices that have been used to grow and extend the life of 9.5 percent SAP portfolios. Does not end "recycling" as the House bill does.

  •
  Need-based grant aid: Creates two major new needs-based grant programs ($8B expense over 5 years).

  •
  PLUS expansion: Expands PLUS (at fixed 8.5 percent rate) to graduate and professional students.

  •
  School-As-Lender: Allows no new schools to participate (if not participating August 31, 2005); places new restrictions on existing participants, including holding loans to grace.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION THIRD QUARTER 2005 (Dollars in millions, except per share amounts)